UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2016

Layne Christensen Company

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34195	48-0920712
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1800 Hughes Landing Boulevard, Suite 800

The Woodlands, TX 77380

(Address of Principal Executive Offices) (Zip Code)

(281) 475-2600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 12, 2016, the Board of Directors (the “Board”) of Layne Christensen Company (“Layne”) voted, in accordance with Layne’s Bylaws, to increase the size of the Board from six to seven directors and elected Alan Krusi as a director to fill the newly created position effective January 15, 2016 (the “Effective Date”).

Mr. Krusi will be compensated for his service on the Board in accordance with Layne’s compensation program for non-employee directors which currently consists of the following:

•	A one time award of an option under Layne’s 2006 Equity Incentive Plan to purchase 3,000 shares of Layne’s common stock upon becoming a member of the Board. The options will have an exercise price equal to the fair market value of the common stock on the Effective Date and will be fully vested at the time of grant;

•	an annual cash retainer of $65,000 payable in quarterly installments or deferred per the terms of Layne’s Deferred Compensation Plan for Directors;

•	an annual equity grant of $50,000 in immediately vested options or restricted stock (with a one year restriction period), at his election. It is currently anticipated that the grant will be made during the first quarter of Layne’s 2017 fiscal year at the same time the grants are made to Layne’s other non-employee directors; and

•	a committee retainer in the amount of $10,000 per year for serving on the Audit Committee.

There are no arrangements or understandings between Mr. Krusi and any other person pursuant to which he was elected as a director.

There are no family relationships between Mr. Krusi and any director or executive officer of Layne, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 7.01. Regulation FD Disclosure.

On January 13, 2016, Layne issued a press release announcing the election of Mr. Krusi to the Board. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release dated January 13, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Layne Christensen Company
(Registrant)

Date: January 13, 2016	By:	/s/ Michael J. Caliel
Name: Michael J. Caliel
Title: President and CEO